EXECUTION COPY

ARKADOS, INC.

PROCESS AND EVENT MANAGEMENT SYSTEM

MASTER AGREEMENT

THIS PROCESS AND EVENT MANAGEMENT SYSTEM FOR SMART FACTORY (PEMS-SF) MASTER AGREEMENT, including any sub-agreements or schedules (collectively, this “Agreement”) is made as of 10th day of July, 2014 (the “Effective Date”) between Arkados, Inc., having an office at 211 Warren Street, Suite 320, Newark, New Jersey 07103 (“Arkados”) and Tatung Co., a Taiwan corporation having an office at 22, Chungshan North Road, 3rd Section, Taipei, Taiwan 104(“Tatung” or “Customer”).

1.	Definitions. Whenever used in this Agreement, the terms set forth in this Section 1 will have the meanings set forth below. Other terms are defined throughout this Agreement as they first appear. Where the context so indicates, a word in the singular form will include the plural and vice versa.

“Confidential Information” means any and all technical and non-technical information, including trade secrets, know-how and proprietary information, firmware, designs, schematics, techniques, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plans or financial or personnel matters relating to either party or its present or future products, sales, suppliers, customers, employees, investors or affiliates and disclosed or otherwise supplied in confidence by either party to the other party. Confidential Information disclosed (i) in a written or other tangible form pursuant to the parties performing their obligations under this Agreement will be clearly marked with a “confidential” legend or other comparable legend, or (ii) orally or visually will be identified as confidential at the time of disclosure. Confidential Information will not include information to the extent that: (a) such information is or becomes publicly available other than through any act or omission of either party in breach of this Agreement; (b) such information was received by the receiving party, other than under an obligation of confidentiality, from a third party who had no obligation of confidentiality to the other party; (c) such information was in the possession of the receiving party at the time of the disclosure or was independently developed by the receiving party as proven by documentary evidence; or (d) any applicable regulation, court order or other legal process requires the disclosure of such information, provided that prior to such disclosure the disclosing party will give notice to and will cooperate with the other party so that the other party may take reasonable steps to oppose or limit such disclosure, and that the disclosing party does not disclose any more information than strictly necessary to comply with such legal process. The burden of proof that Confidential Information falls into any one of the above exemptions will be borne by the party claiming such exemptions.

“Derivative” means: (i) for copyrightable or copyrighted material, any translation (including translation into other computer languages), modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvements thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent or trade secret.

“Effective Date” means the date indicated as the Effective Date on the first page of this Agreement.

“Intellectual Property Rights” means any and all patents, copyrights, trademarks, trade secrets and other intellectual property rights in any country of the world or contract rights having the equivalent effect.

“PEMS-SF” refers to Arkados’ Process and Event Management System for Smart Factory intended to improve efficiency of a factory by Arkados’ software solutions residing in the factory’s computer systems and in the Arkados’ cloud computing platform.

“Station” means a connection point in Customer’s automated manufacturing process whereby assembly, packaging or labelling occurs and where data can be input to or collected from Customer’s programmable control, robotic or human interfaces.

“Subsystems” means each of the applications developed, from time to time, by Arkados as part of PEMS-SF for production testing (PTS), logistic material tracking (MTS), environment management (EMS), video analytics (VAS), quality reporting (QRS) and others (as may be developed by Arkados).

“Technology” means algorithms, concepts, data, designs, developments, documentation, discoveries, HTML, XML and other codes, inventions, methods, multimedia files (including audio, graphic, photographic, and video files), object code, procedures, programs, source code, text, documentation, web pages and any other item generally recognized as technology in Arkados’ or Customer’s industry.

2.	Licensing. The license to each Subsystem shall be set forth in a separate license sub-agreement or schedule which shall be made a part of this Agreement as if incorporated fully herein. Unless specified otherwise in such sub-agreement or schedule, the licenses granted shall be for a fee specified (either site or per device) and shall be worldwide, non-exclusive, non-transferable and perpetual. No license is granted hereby. Arkados is the owner of PEMS-SF, which has been developed at great effort and expense and is valuable intellectual property of Arkados. Except as specifically permitted in this Agreement or any sub-agreement or schedule hereto, Customer will not analyze, reverse engineer, provide to any third parties, or use the data provided by PEMS-SF for any purpose, or otherwise disclose the Arkados trade secrets in PEMS-SF

3.	Updates/New Versions. Arkados shall, on an ongoing basis, provide the Customer with any updates to or new versions of the PEMS-SF Technology that are developed by Arkados, subject to Section 7 (regarding fees).

4.	Customization. Any customization requirements of Customer shall be set forth in a written specifications order or development agreement, as the case may be, to be completed with each Subsystem installation and subject to Arkados’ schedule of fees in effect at the time, for same.

5.	Maintenance and Support.

5.1.	The Arkados shall, at its own convenience and discretion, be available to the Customer for consulting purposes during the term of this Agreement.

5.2.	Help Desk and Error Correction.

5.2.1.	Help Desk availability. Arkados will provide Arkados with technical assistance for the Licensed Technology by email at any time or by telephone between 9:00 a.m. and 5:00 p.m. Eastern (U.S.) Time on business days observed in the State of New Jersey.

5.2.2.	Error Correction.

(i)	Reporting. Errors or other defects in the PEMS Technology can be reported by email at any time or by telephone between 9:00 a.m. and 5:00 p.m. Eastern (U.S.) Time on business days observed in the State of New Jersey.

(ii)	Acknowledgement. Arkados will acknowledge each defect report within one business day of receipt by providing Customer with a defect ticket number and a request for additional information, if needed.

(iii)	Classification. Within two (2) business days of receiving a defect report, Arkados will classify the defect’s severity level (as either urgent, high, medium, low, or comment) and assign resources to correct the defect.

High - Defect results in severely impaired functionality. A work around may exist but its use is unsatisfactory. In general, you would not release the product with such a defect. Examples: with certain steps, we may generate a Windows error/message that you can click Ok on and continue with whatever you were doing with no harmful effects.

Medium - Defect causes failure of non-critical aspects of the system. There is a reasonably satisfactory work around. The product may be released if the defect is documented, but the existence of the defect may cause customer dissatisfaction. Example: a report is not recognizing an option correctly, but if a filter is set, the report can be generated with the proper output.

Low - Defect of minor significance. A work around exists or, if not, the impairment is slight. Generally, the product could be released and most customers would be unaware of the defect's existence or only slightly dissatisfied. Example: A button or button set is slightly off center on a data screen, or the problem is purely cosmetic and not easily recognizable.

Comment - Enhancement request or design issue. These should probably be coded as suggestions or brought to the design team by the originating person’s design team representative and will have to be covered under optional customization services.

(iv)	Resolution. Arkados shall use commercially reasonable efforts to correct each reported defect within the following time frames:

High: Within five (5) business days of classification

Medium: Within ten (10) business days of classification

Low: Before the next scheduled release

Comment: In Arkados’ discretion

6.	Acceptance of Products. Each Subsystem of PEMS-SF (including all Technology components and hardware) provided by Arkados to Customer shall by tested by the Customer on site at Customer’s factory and approved for features specified in the product specifications. Customer shall notify the Arkados of such approval in writing within three (3) business days of completion of testing. All approved Technology may be invoiced to Customer by Arkados, promptly upon receipt of such approval.

7.	License Fee, Royalty, other Fees and Payment Terms.

7.1.	License Fees. Commencing with the Effective Date and on each anniversary thereof during the Term, subject to the Acceptance provisions of Section 6 of this Agreement, Customer shall pay Arkados, a license fee in accordance with the provisions for same set forth on the applicable sub-agreement or schedule.

7.2.	Service Fees. In addition, Customer shall pay Arkados service fees per product manufactured utilizing PEMS-SF and any Subsystems thereof (including cloud services, processing factory data for reports, and others that may be determined by the parties from time to time). Specific pricing information and the features used shall be specified in a separate sub-agreement or schedule that will be annexed and subject to this Agreement. Service Fees may be revised, from time to time, by Arkados, upon the addition of new services, or existing services are discontinued by the Customer in written consent.

7.3.	Royalty Fees. Some products manufactured by the Customer may contain software intellectual property in the firmware of the products. Royalty Fees may be incurred based on a per device basis. Such royalty fees, if any, shall be set forth in the sub–agreement or schedule appurtenant to the relevant Subsystem.

7.4.	Update, Maintenance and Support Fees. On an annual basis during the Term, commencing with the Effective Date, Customer shall pay Arkados a fee of up to 10% of the software fees per Station for software update, maintenance and support.

7.5.	Fee Payments. Customer’s payment will become due and payable in full in United States currency within thirty (30) days of the date of Arkados’ invoice. Any fee may be paid by to either the Customer (aggregating all factory sites to which a Subsystem of PEMS-SF is installed) or by each factory site on behalf of Customer. Regardless of the option for payment to be made, Customer guarantees such payment as primary obligor.

7.6.	Late Payment Fees. Customer is liable for a late payment fee calculated daily at the rate of 0.5% of the invoiced amount per month (or any part thereof unpaid) beginning with the thirtieth (30th) day after the invoice date and continuing to accrue monthly until payment in full is received, provided however, that the aggregate liability of Customer under this section 7.6 shall not exceed the aggregate past-due invoiced amounts.Non-payment for more than ninety (90) days after invoice date shall constitute a material breach of this Agreement entitling Arkados immediately to discontinue any and all services to Customer without liability to Arkados of any kind for such termination.

7.7.	Sales and Use Taxes. Customer agrees that Arkados’ fees and charges do not include any sales, use, excise or similar taxes, if any, which may be assessed by authorities on the deliverables or services at any time (excepting taxes on Arkados’ net income). Furthermore, Customer agrees to reimburse Arkados for these taxes or in lieu thereof, Customer will provide Arkados with a certificate acceptable to the taxing authorities exempting Arkados from any obligation to pay these taxes.

8.	Term/Termination.

This Agreement will become effective beginning on the date hereof and shall continue from year to year thereafter (i.e., each being an annual term), unless one of the parties give the other party sixty (60) days advance written notice of termination. Upon termination or expiration of this Agreement, Arkados shall no longer be required to provide any continuing or ongoing processing of data or other services that, pursuant to a sub-agreement, are discontinued upon termination, however, Customer shall retain any perpetual rights granted in a sub-agreement or schedule.

9.	Confidentiality Obligations. Each party will at all times, both during the Term and for a period of five (5) years thereafter, keep in confidence all of the other party’s Confidential Information, and will not use such Confidential Information, directly or indirectly, without the other party’s prior written consent. Neither party will disclose the other party’s Confidential Information to any person except its employees and independent contractors to whom it is necessary to disclose the Confidential Information for purposes permitted under this Agreement and who have agreed to receive it under terms at least as restrictive as those specified in this Agreement. For the avoidance of doubt, the foregoing includes the making of any public statements by a party unless authorized. Each party will take commercially reasonable measures to maintain the confidentiality of the other party’s Confidential Information, but never less than the standard of care that an ordinarily prudent business would exercise to maintain the secrecy of its own confidential information. Each party will immediately give notice to the other party of any unauthorized use or disclosure of the other party’s Confidential Information of which it becomes aware. Either party may disclose this Agreement to its auditors or federal and regulatory agencies, or upon the order of any court of competent jurisdiction; provided that prior to disclosure the receiving party shall inform the other party of such disclosure and shall cooperate with the disclosing party in seeking any protective order.

10.	Ownership.

10.1.	Ownership of Factory Data. All data generated by Customer or its employees or agents as part of the manufacturing process, as well as any Derivatives thereof shall be the exclusive property of Customer.

10.2.	Under no circumstances shall the following shall constitute the property of Customer under this Agreement or any sub-agreement or schedule: (i) PEMS-SF; (ii) software, including but not limited to any proprietary code (source and object), which is subject to third-party license agreements; (iii) those portions of the deliverables which include information in the public domain or which are generic ideas, concepts, know-how and techniques within the computer design, support and consulting business generally; and (iv) those portions of the deliverables which contain the computer consulting knowledge, techniques, tools, routines and sub-routines, utilities, know-how, methodologies and information which Arkados had prior to or acquired during the performance of its Services for Customer and which do not contain any Confidential Information (as hereinafter defined) of Customer conveyed to Arkados by Customer.

10.3.	No Challenge. The Customer expressly agrees that it will not challenge, contest, or dispute the Arkados's claim, right, or title to PEMS-SFor the trade secret status of any of PEMS-SF in any manner or form, either directly or indirectly, and the Customer shall indemnify and hold harmless the Arkados from any and all claims, disputes, actions, damages, and costs incurred by the Arkados as a result of the breach of this section.

10.4.	Third Party License. This Agreement shall not waive, affect or impair the Arkados's right to grant exclusive or nonexclusive licenses relating to PEMS-SF to third parties.

11.	Warranties.
11.1.	Arkados represents and warrants as follows:

a.	to the best of its knowledge, it has good, valid, legal title to PEMS-SF, to its knowledge, it has all rights necessary to provide PEMS-SF to Customer for the purposes of this Agreement, and PEMS-SF is not the subject of a pending claim for infringement of any U.S. copyright or the subject of any existing U.S. patent.

b.	that it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

c.	this Agreement has been duly and validly executed and delivered by Arkados and constitutes the valid and binding Agreement of Arkados, enforceable against Arkados in accordance with its terms;

d.	it and its subcontractors will perform the services in material conformity to the specifications in a professional and workmanlike manner;

e.	Arkados computer code will avoid producing erroneous output or otherwise malfunctioning, with respect to date data or otherwise, and will interact or interface with Customer or any third parties as set forth in the technical specifications pertaining thereto; and

f.	it will maintain the necessary insurance coverage as mandated by law or as reasonably required to provide the Deliverables.

11.2.	Tatung represents and warrants as follows:

a.	that it has full corporate power and authority to execute and deliver this Agreement and any schedules hereto and to consummate the transactions contemplated hereby;

b.	this Agreement and all schedules hereto have been duly and validly executed and delivered by Tatung and constitutes the valid and binding Agreement of Tatung, enforceable against Tatung in accordance with its terms

12.	NO THIRD PARTY PROPERTY. ARKADOS AGREES THAT NO ARKADOS PROVIDED THIRD PARTY TECHNOLOGY SHALL BE INCLUDED IN DELIVERABLES TO CUSTOMER WITHOUT CUSTOMER’S ADVANCE WRITTEN CONSENT. ARKADOS SHALL ENSURE THE AUTHORIZED ASSIGNMENT OR TRANSFER OF ANY LICENSES, COPYRIGHTS, OR OTHER RIGHTS ASSOCIATED WITH ANY PROVIDED THIRD PARTY TECHNOLOGY APPROPRIATELY INCLUDED IN THE SOFTWARE TO CUSTOMER.

13.	Limited Warranty. Arkados warrants to Customer that it will provide the PEMS-SF utilizing reasonable care and professional skill in accordance with customary applicable industry standards. In the event that Arkados breaches this warranty, Customer shall promptly notify Arkados in writing and shall specifically describe the deficiency and a determination as to whether re-performance is practicable under the circumstances. If applicable, Arkados agrees to promptly remedy that part of the Deliverables that failed to meet this standard of care. Customer must make any claim for breach of this warranty by written notice to Arkados within ninety (90) business days of delivery of the Deliverables. Provide, however, that if the situation stated above is not obvious and clear for Customer to judge, the claim period may extent to one year.

14.	DISCLAIMER REGARDING products. WITH THE EXCEPTION OF WARRANTIES PROVIDED BY ANY THIRD PARTIEs for software or products INCLUDED IN DELIVERABLES TO CUSTOMER, All Hardware and third party technology delivered to Customer under this agreement is without warranty of any kind from Arkados. This disclaimer includes any implied warranties of merchantability and fitness for a particular purpose and any warranties of non-infringement or otherwise. ARKADOS does not warrant (i) that the PEMS-SF will run properly on all hardware or systems or operate in ALL combinations which may be selected for use by a user, or (ii) that ITS operation will be uninterrupted or error free.

15.	Limitation of LIABILITY.

15.1.	Direct Damages. EXCEPT FOR THE UNAUTHORIZED USE OF THIRD PARTY SOFTWARE OR PRODUCTS IN DELIVERABLES TO CUSTOMER, Arkados’ LIABILITY for damages or indemnity under this Agreement, regardless of the form of action, will not exceed per claim and in the aggregate the total amount ACTUALLY paid by Customer to Arkados under thIS Agreement DURING THE TWELVE (12) MONTHS PRECEDING THE EVENTS giving rise to the liability.

15.2.	EXCEPT FOR THE UNAUTHORIZED USE OF THIRD PARTY SOFTWARE OR PRODUCTS IN DELIVERABLES TO CUSTOMER, No Consequential Damages. In no event will Arkados OR CUSTOMER be liable TO THE OTHER for any indirect, incidental, special or CONSEQUENTIAL damages, including loss of profits, revenues, data, use, any other economic advantage, incurred by Arkados OR Customer ARising out of OR RELATING TO this Agreement, under any theory of liability, whether in an action in contract, strict liability, tort (including negligence) or other legal or equitable theory.

16.	Dispute Resolution Process.

16.1.	Dispute Resolution. The parties agree to meet and confer in good faith on all matters of common interest or all controversies, claims, or disputes (“Dispute”) which materially affect the performance of either party under this Agreement. As soon as a Dispute is recognized by either party, it will communicate the substance of such Dispute to each party’s Primary Contact. Once a Dispute has been raised, the Primary Contacts will make all reasonable efforts to reach a resolution within two (2) weeks after the Dispute has been identified. If the Dispute cannot be resolved between the parties’ respective Primary Contacts, then the parties will submit such matters to their respective executive management, who will make all reasonable efforts to reach a resolution within thirty (30) days after the Dispute has been referred to them. For purposes hereof, the “Primary Contact” for each party shall be the person designated for Notice in Section 18.5 of this Agreement.

16.2.	Arbitration. All Disputes arising out of or relating to this Agreement, which cannot first be resolved in accordance with Section 17.1, will be submitted to binding arbitration in San Francisco, California under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”). The arbitration will be conducted by one impartial arbitrator selected by mutual agreement or by three arbitrators (one chosen by each party and the third chosen by agreement of the designated arbitrators) if the parties are unable to agree on a single arbitrator within thirty (30) days after the first demand by one party to the other for arbitration. Any arbitrator(s) selected will have appropriate experience in the field of information technology services. The proceedings will be held in a geographically neutral and reasonably convenient location to both parties. A court reporter will record the arbitration hearing, and the reporter’s transcript will be the official transcript of the proceeding. The arbitrator(s) will have no power to add or detract from the agreements of the parties and may not make any ruling or award that does not conform to the terms and conditions of this Agreement. The award of the arbitrator will include a written explanation of the decision and specify the basis for any damage award and the types of damages awarded. The decision of the arbitrator(s) will be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party. The prevailing party in the arbitration proceedings will be awarded reasonable attorneys’ fees, if any, and all other costs and expenses of the proceedings, unless the arbitrator(s), for good cause, determine otherwise. The foregoing, however, will not prevent or limit in any way either party’s right to apply to a court of competent jurisdiction for a temporary restraining order, preliminary or permanent injunction, or other similar equitable relief.

16.3.	Creation, Maintenance and Retention of Records. The Customer agrees to keep records showing the lease, sale, licensing, or other disposition of Licensed services and products in sufficient detail to enable Arkados to accurately determine subscriber levels. The Customer shall permit the Arkados or its duly authorized agent to inspect all such records and to make copies of or extracts from such records at all the Customer's business premises during all regular business hours throughout the term of this Agreement and for a reasonable period of not less than five (5) years thereafter. In the event that the Customer shall move any of such records, the Customer shall first give at least thirty (30) days' prior written notice to the Arkados and give the Arkados the opportunity to copy any and all records intended to be moved. Such examinations are to be made at the expense of the Arkados by any auditor appointed by the Arkados who shall be acceptable to the Customer, or, at the option and expense of the Arkados, by a Certified Public Accountant appointed by the Arkados. If any such audit discloses that fees have been underpaid by an amount exceeding five percent (5%), the Customer shall pay the full costs of the audit, along with all royalties payable, and interest calculated from the date such amount was originally due, at the prime rate published in the Wall Street Journal on such date. All such records shall be retained for a period of at least five (5) years after the termination or expiration of this Agreement.

17.	Miscellaneous.

17.1.	Insolvency. If either party shall be adjudged bankrupt, or become insolvent, or make an assignment for the benefit of creditors, or be placed in the hands of a receiver or a trustee in bankruptcy, the other party may terminate this Agreement by giving thirty (30) days' notice by registered or certified mail to the defaulting party, specifying the bases for termination. If within thirty (30) days after the receipt of such notice, the party who received notice shall remedy the condition forming the basis for termination, such notice shall cease to be operative and this Agreement shall continue in full force and effect.

17.2.	Taxes. The parties shall cooperate to segregate the payment of fees into the following: (i) those for nontaxable deliverables; and (ii) those for which a VAT, GST, sales, use or other similar tax is to be paid or has already been paid. In addition, each party shall reasonably cooperate with the other to more accurately determine a party's tax liability and to minimize such liability, to the extent legally permissible. Each party shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, treaty certification and any other exemption certificates or information requested by a party.

17.3.	Residual Knowledge. Subject to Section 10, nothing herein shall be construed to prevent or in any way limit Arkados from using general knowledge, skill, and expertise acquired in the performance of this Agreement in any current or subsequent endeavors. Customer shall have no interest in such endeavors.

17.4.	Survival. The provisions of Sections 7 (to the extent of any amounts due from Customer), 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17 of this Agreement shall survive the early termination (for any reason) or expiration of this Agreement.

17.5.	Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be deemed effectively delivered upon receipt by personal delivery, overnight courier service, or facsimile as confirmed by transmission receipt. Any party may change its address for such communications by giving an appropriate written notice to the other party conforming to this Section.

If to Customer:	If to Arkados:

Attn: Connie Lin	Attn: Terrence DeFranco
22, Chungshan North Road, 3rd Section	211 Warren Street, Suite 320
Taipei, Taiwan 104	Newark, New Jersey 07103
Fax: +886 2 25863580	Fax: 862-203-2983
Phone: +886 2 25925252 ext. 2865 Email: conniel@tatung.com	Phone: (862) 373-1988 Email: tmdefranco@arkadosgroup.com

17.6.	No Assignment. This Agreement will be binding upon, and inure to the benefit of, the permitted successors-in-interest of a party hereto who agree in writing, for the express benefit of the other party, to assume all of the obligations of such party under this Agreement; provided, however, that this Agreement and the rights and obligations under this Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party, which consent will not unreasonably be withheld or delayed. Notwithstanding the foregoing, a party may assign this Agreement to any corporate parent, affiliate or subsidiary or purchaser of the majority of its stock or assets without the prior written consent of the other party. Notwithstanding the foregoing, any assignment shall not materially adversely affect the performance of this Agreement. Any assignment or attempted assignment of this Agreement not permitted by this Section will be void.

17.7.	Governing Law and Forum Selection. This Agreement will be governed by and construed in accordance with the internal laws of the State of California without regard to the conflicts of laws provisions thereof. Each party waives its right to a jury trial in any matter arising out of or relating to this Agreement.

17.8.	Force Majeure. Neither party will be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, except for Customer’s obligations to pay Arkados under this Agreement, to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including any act of God, fire, natural disaster, accident, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, shortages in the marketplace, or any acts, omissions or delays in acting by any governmental authority or the other party.

17.9.	No Joint Venture or Agency. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties. Except as expressly set forth in this Agreement, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other party, and the relationship of the parties is, and at all times will continue to be, that of independent contractors. A party's employees, agents or representatives are not employees or agents of the other party and are not entitled to any of the other party's benefits. Neither party shall be responsible for payment of the other party's workers' compensation, disability benefits or unemployment insurance, nor shall it be responsible for withholding or paying employment related taxes for the other party or its employees.

17.10.	No Third Party Beneficiary. This Agreement is made and entered into for the sole protection and benefit of the parties to this Agreement and is not intended to convey any rights or benefits to any third party, nor will this Agreement be interpreted to convey any rights or benefits to any person except the parties to this Agreement.

17.11.	Further Assurances. Each of the parties will from time to time, at the request of the other party and without further consideration, execute and deliver other documents and take other actions as the other party may reasonably request to consummate more effectively the transactions contemplated by this Agreement.

17.12.	No Other Representations and Warranties. Each party acknowledges that it has entered into this Agreement based solely upon the express representations and warranties set forth in this Agreement.

17.13.	Compliance With Laws. This Agreement and the performance of this Agreement is subject to all present and future applicable laws, rules, orders, statutes and regulations of governmental authorities having jurisdiction over the parties, the products or software provided to Customer. In particular, any software, including technical data, is subject to U.S. export control laws, including the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries. Customer agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain licenses to export, re-export, or import software. Both parties will comply with all applicable laws, rules, orders, statutes, and regulations.

17.14.	No Implied Waiver. No term, provision or clause of this Agreement shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and executed by a duly authorized representative of each party. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any different or subsequent breach.

17.15.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and when taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties to this Agreement, each acting under due and proper authority, have executed this Agreement as of the Effective Date.

ARKADOS, INC.	TATUNG CO.

By: /s/ Terrence DeFranco	By: /s/ Tai Jee Pan
Name: Terrence DeFranco	Name: Tai Jee Pan
Title: Chief Executive Officer	Title: Chief Strategy Officer

SCHEDULE 1

SUB-AGREEMENT FOR PRODUCTION TEST SUITE -LOCAL SERVER

THIS SUB-AGREEMENT FOR PRODUCTION TEST SUITE-LOCAL SERVER (this “Sub-Agreement”) is made as of 10th day of July, 2014 (the “Effective Date”) between Arkados, Inc., having an office at 211 Warren Street, Suite 320, Newark, New Jersey 07103 (“Arkados”) and Tatung Co., a Taiwan corporation having an office at 22, Chungshan North Road, 3rd Section, Taipei, Taiwan 104 (“Tatung” or “Customer”) and is subject in all respects to the provisions of that certain Process and Event Management System for Smart Factory Master Agreement entered into as of the 10th day of July, 2014.

1.	PTS/LS DESCRIPTION AND COMPONENTS.
a.	Each release of Arkados’ PEMS-SF Production Test Suite-Local Server (the “PEMS PTS-LS”) shall constitute a specific product that is the subject of the license granted herein and shall be identified on a Specifications Sheet with a Release number.

b.	The particular components and specifications included within such release shall be set forth therein.

c.	Such Release Specifications Sheet shall be made a part hereof upon each party executing the written acknowledgement contained therein.

2.	FEES.
a.	The fees associated with each instance of product to be licensed to Customer shall be set forth on a Release Quote Sheet.

b.	Maintenance fees shall be set forth on a separate Release Quote Sheet

c.	Such Release Quote Sheet(s) shall be made a part hereof upon each party executing the written acknowledgement contained therein.

3.	GRANT OF LICENSE.
a.	Upon receipt of payment for the fees specified on the Release Quote Sheet, in accordance with the payment terms, Arkados grants a perpetual, non-exclusive, worldwide license to use such instances of the PEMS PTS-LS for which it has paid the required fees set forth in the Release Quote Sheet.

b.	This license is intended to be single license for use at a single location and is not transferrable without the written consent of Arkados. Arkados will only grant such consent for user locations that control, are controlled by, under common control with Customer. Customer grants to Arkados or its independent accountants the right to examine its books, records and accounts during Customer's normal business hours to verify compliance with the above provisions. In the event such audit discloses that the permitted number of Computers is exceeded, Customer shall promptly pay to Arkados the appropriate licensee fee for the additional computers or users. At Arkados’ option, Arkados may terminate this license for failure to pay the required license fee.

c.	Customer agrees that all aspects of the licensed materials, including the specific design and structure of individual programs, constitute trade secrets and/or copyrighted material of Arkados. Customer may make one (1) archival copy of software provided to Customer by Arkados, provided Customer affixes to such copy all copyright, confidentiality, and proprietary notices that appear on the original, including but not limited to “© Arkados , Inc.” and “This software is proprietary to and exclusive property of Arkados , Inc.”

IN WITNESS WHEREOF, the parties to this Agreement, each acting under due and proper authority, have executed this Agreement as of the Effective Date.

ARKADOS, INC.	TATUNG CO.

By: /s/ Terrence DeFranco	By: /s/ Tai Jee Pan
Name: Terrence DeFranco	Name: Tai Jee Pan
Title: Chief Executive Officer	Title: Chief Strategy Officer

SCHEDULE 2

SUB-AGREEMENT FOR PRODUCTION TEST SUITE –TEST STATION

THIS SUB-AGREEMENT FOR PRODUCTION TEST SUITE-TEST STATION (this “Sub-Agreement”) is made as of 10th day of July, 2014 (the “Effective Date”) between Arkados, Inc., having an office at 211 Warren Street, Suite 320, Newark, New Jersey 07103 (“Arkados”) and Tatung Co., a Taiwan corporation having an office at 22, Chungshan North Road, 3rd Section, Taipei, Taiwan 104 (“Tatung” or “Customer”) and is subject in all respects to the provisions of that certain Process and Event Management System for Smart Factory Master Agreement entered into as of the 10th day of July, 2014.

4.	PTS/LS DESCRIPTION AND COMPONENTS.
a.	Each release of Arkados’ PEMS-SF Production Test Suite-Test Station (the “PEMS PTS-TS”) shall constitute a specific product that is the subject of the license granted herein and shall be identified on a Specifications Sheet with a Release number.

b.	The particular components and specifications included within such release shall be set forth therein.

c.	Such Release Specifications Sheet shall be made a part hereof upon each party executing the written acknowledgement contained therein.

5.	FEES.
d.	The fees associated with each instance of product to be licensed to Customer shall be set forth on a Release Quote Sheet.

e.	Maintenance fees shall be set forth on a separate Release Quote Sheet

f.	Such Release Quote Sheet(s) shall be made a part hereof upon each party executing the written acknowledgement contained therein.

6.	GRANT OF LICENSE.
g.	Upon receipt of payment for the fees specified on the Release Quote Sheet, in accordance with the payment terms, Arkados grants a perpetual, non-exclusive, worldwide license to use such instances of the PEMS PTS-TS for which it has paid the required fees set forth in the Release Quote Sheet.

h.	This license is intended to be single license for use at a single location and is not transferrable without the written consent of Arkados. Arkados will only grant such consent for user locations that control, are controlled by, under common control with Customer. Customer grants to Arkados or its independent accountants the right to examine its books, records and accounts during Customer's normal business hours to verify compliance with the above provisions. In the event such audit discloses that the permitted number of Computers is exceeded, Customer shall promptly pay to Arkados the appropriate licensee fee for the additional computers or users. At Arkados’ option, Arkados may terminate this license for failure to pay the required license fee.

i.	Customer agrees that all aspects of the licensed materials, including the specific design and structure of individual programs, constitute trade secrets and/or copyrighted material of Arkados. Customer may make one (1) archival copy of software provided to Customer by Arkados, provided Customer affixes to such copy all copyright, confidentiality, and proprietary notices that appear on the original, including but not limited to “© Arkados , Inc.” and “This software is proprietary to and exclusive property of Arkados , Inc.”

IN WITNESS WHEREOF, the parties to this Agreement, each acting under due and proper authority, have executed this Agreement as of the Effective Date.

ARKADOS, INC.	TATUNG CO.

By: /s/ Terrence DeFranco	By: /s/ Tai Jee Pan
Name: Terrence DeFranco	Name: Tai Jee Pan
Title: Chief Executive Officer	Title: Chief Strategy Officer

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